EXHIBIT 99.1

–NEWS RELEASE–

Company Contact:	Investor Relations:
Joseph Czyzyk	David Herbst/Larry Barrios
Mercury Air Group, Inc.	The MWW Group
(310) 827-2737	(213)486-6560 ext. 317

Mercury Air Group, Inc. Reports Preliminary 1st Quarter Financial Results

Los Angeles, CA (December 3, 2003) – Mercury Air Group, Inc. (AMEX/PCX: MAX) announced today a preliminary net loss for the three-month period ended September 30, 2003 of $346,000 or $0.11 per basic and diluted share. The results for the first quarter of fiscal 2004 compare favorably to the Company’s restated net loss for the three-month period ended September 30, 2002 of $557,000, or $0.17 per basic and diluted share. The Company recently announced that it intends to engage its current independent accountants to re-audit its prior two fiscal years’ financial statements. The restated net loss for the first quarter of fiscal 2003 has been restated to reflect the adjustments that are currently expected as a result of the re-audit of the prior years’ financial statements. Accordingly, the unaudited information contained herein for both the current year and prior year are subject to change pending completion of the current year audit and the re-audit. Although the current year audit and the re-audit of the prior two years’ financial statements have not been completed, the Company does not expect the financial results for the first quarter of fiscal 2004 to be affected in any material manner upon the conclusion of the audit.

The preliminary net loss for the first quarter of fiscal 2004 includes an accrual of $862,000, or $603,000 net of tax benefit, for debt premiums associated with the Company’s $24 million Senior Subordinated 12% Note previously held by J.H. Whitney Co. Mezzanine Fund (the “Whitney Note”) that would be incurred if certain prepayments on the Whitney Note were not made by December 31, 2003. On October 28, 2003, the Company announced that Allied Capital, Inc. (“Allied”) had acquired the Whitney Note from J.H. Whitney and Allied has waived those provisions, except that effective January 2004 for each month that any portion of the note remains outstanding after December 31, 2003 there will be an additional interest charge equivalent to 1% per annum up to a maximum additional interest of 6% per annum. As a result of the waiver of the debt premiums, the Company will reverse, in the second quarter of fiscal 2004, the accumulated amount of debt premiums accrued since January 1, 2003 amounting to $1,840,000, or $1,288,000 net of taxes, partially offset by the write-off of the unamortized capitalized debt issuance costs associated with the Whitney Note of $695,000, or $487,000 net of taxes. The net of these two items will result in an increase to the Company’s second quarter fiscal 2004 net income of approximately $801,000, or $0.24 per basic and fully diluted share.

Excluding the accrual of the debt premiums associated with the Whitney Note from the Company’s first quarter fiscal 2004 net loss, the Company would have reported net income for the first quarter of fiscal 2004 of $257,000 or $0.08 per basic and diluted share.

Revenue for the first quarter of fiscal 2004 was $101,013,000 as compared to revenue of $107,895,000 for the same period last year, a decline of $6,882,000 or 6.4%. The revenue for the first quarter of fiscal 2003 includes aviation fuel sales of $17,459,000 to National Airlines, Inc. (“National”), which ceased operations in November 2002. After excluding the revenue from National from last year’s results, revenue for the first quarter of fiscal 2004 increased $10,577,000, or 11.7%, from last year. The amount of revenue from the Company’s Mercury Air Center, Inc.’s business segment (“Air Centers”) in the first quarter was $22,533,000 and $23,826,000 for fiscal 2004 and 2003, respectively. The Company’s revenue in the first quarter, after excluding the revenue from the Air Centers for both periods and the sales to National for fiscal 2003, was $78,480,000 and $66,610,000 for fiscal 2004 and 2003, respectively.

The Company’s preliminary gross margin for the first quarter of fiscal 2004 was $6,715,000, an increase of $765,000, or 12.9%, as compared to the restated gross margin of $5,950,000 in the first quarter of fiscal 2003. Last year’s results include gross margin of $244,000 for the aviation fuel sales to National. After excluding the gross margin on the aviation fuel sales to National from last year’s results, gross margin increased in the first quarter of fiscal 2004 by $1,009,000, or 17.7%, from last year. The gross margin associated with the Air Centers was $3,204,000 and $2,973,000 for the first quarter of fiscal 2004 and 2003, respectively. The Company’s gross margin, excluding the amount associated with Air Centers for both periods and with the sales to National for fiscal 2003, was $3,511,000 and $2,733,000 for the first quarter of fiscal 2004 and 2003, respectively.

“With our recent announcement of the pending reduction of our long term debt from the sale of our Mercury Air Center business, we are very confident with our strategy and prospects for Mercury in the future. Our operating results in the first quarter reflect the strength of our remaining three business lines, MercFuels, Inc., Mercury Air Cargo, Inc. and Maytag Aircraft,” said Joseph A. Czyzyk, President and CEO of Mercury Air Group, Inc. “Our revenue and gross margin associated with these three business segments grew 18% and 28% on a year-to-year basis after the exclusion of the aviation fuel sales to National for last year.”

MercFuel’s sales volume was 64,270 thousand gallons in the first quarter of fiscal 2004 as compared to 80,030 thousand gallons last year, which includes 20,934 thousand gallons to National. Excluding the National sales volume from last year’s results, sales volume in the first quarter of fiscal 2004 increased 5,174 thousand gallons from fiscal 2003, an increase of 8.8%. MercFuel’s average per gallon sales price for aviation fuel in the first quarter of fiscal 2004 was $1.011 resulting in an average per gallon margin of $0.040, as compared to last year’s first quarter average per gallon sales price and margin of $0.899 and $0.043, respectively, after excluding the National sales activity.

The Air Centers’ sales volume in the first quarter of fiscal 2004 was 7,762 thousand gallons, a decrease of 994 thousand gallons or 11.4% from last year’s sales volume of 8,756 thousand gallons. The average per gallon sales margin in the first quarter of fiscal 2004 was $0.857 as compared to $0.756 last year.

The Company’s Mercury Air Cargo business segment (“Air Cargo”) had revenue of $8,894,000 in the first quarter of fiscal 2004, an increase of $1,604,000 or 22.0% from last year’s first quarter revenue of $7,290,000. Maytag Aircraft, Inc., Mercury’s government services business segment, had revenue of $5,826,000 in the first quarter of fiscal 2004 as compared to $6,206,000 in the first quarter of fiscal 2003 resulting in gross margin of $1,312,000 and $953,000 for the first quarter of fiscal 2004 and 2003, respectively.

“After the sale of our Air Center business, we will significantly improve our financial position through the reduction of debt and expect to realize improved net income through the reduction in debt service cost and the growth of our remaining three business lines,” added Czyzyk “Our first quarter operating performance provides an early indication of what we can expect in the future.”

As previously announced, the American Stock Exchange (the “Exchange”) has advised the Company that it is not in compliance with the Exchange’s requirements for continued listing due to the continuing delays in the filing of the Company’s Annual Report on Form 10-K for the period ended June 30, 2003 (“2003 10-K”) and for its Quarterly Report on Form 10-Q for the period ended September 30, 2003 (“1st Quarter 2004 10-Q”) with the SEC. On November 25, 2003 the Company announced that the Exchange had accepted the Company’s plan to come into compliance with the Exchange’s continued listing standards and that Company intends to file its 2003 10-K with the SEC no later than December 31, 2003 and to file its 1st Quarter 2004 10-Q within five business days, thereafter. To comply with this plan, in addition to completing the audit of the Company’s financial statements for fiscal 2003, management has recommended to the Company’s Audit Committee of the Board of Directors to engage its current independent accountants to conduct a re-audit of the financial statements for each of the fiscal years of 2002 and 2001. The Exchange has advised the Company that, subject to certain conditions, the Company’s listing on the Exchange was being continued pursuant to an extension allowing the Company time to come into compliance. Although it is the Company’s intent to file its 2003 10-K on or before December 31, 2003, the Company cannot ensure that the report will be filed with the SEC in accordance with the plan. The Exchange also advised the Company that it is authorized, if it deems necessary, to initiate immediate delisting proceedings at any time during the plan period. If Mercury has not come into compliance with the Exchange’s continued listing standards by December 31, 2003 the Exchange has advised that it will likely initiate delisting procedures.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in The Company’s filings with the Securities and Exchange Commission.

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)
(all amounts in thousands of dollars, except per share amounts)

	Three Months Ended
	September 30,

	2003	2002
		(as restated)

Sales and Revenues:
Sales	$78,576	$85,450
Service revenues	22,437	22,445

	101,013	107,895

Costs and Expenses:
Cost of sales	68,986	76,034
Operating expenses	25,312	25,911

	94,298	101,945

Gross Margin (Excluding depreciation and amortization)	6,715	5,950

Expenses (Income):
Selling, general and administrative	2,275	3,125
Provision for bad debts	383	352
Depreciation and amortization	2,171	2,052
Interest expense	2,594	1,385
Interest income	(213)	(52)

	7,210	6,862

(Loss) Income from Continuing Operations Before Provision for Income Taxes	(495)	(912)
(Benefit from) Provision for Income Taxes	(149)	(355)

Net (Loss) Income	($346)	($557)

Net (Loss) Income Per Common Share :
Basic:
Net (loss) income	($0.11)	($0.17)

Diluted:
Net (loss) income	($0.11)	($0.17)

Mercury Air Group, Inc.
Selected Business Segment Data
For the Three Month Periods Ended September 30, 2003 and 2002
(all amounts in thousands of dollars)
unaudited

	Three Months Ended
	September 30,

	2003	2002
		(as restated)

Revenue
MercFuels	$64,990	$70,573
Mercury Air Centers	22,533	23,826
Mercury Air Cargo	8,894	7,290
Maytag Aircraft	5,826	6,206
Intersegment elimination	(1,230)

Total Revenue	$101,013	$107,895

Gross Margin
MercFuels	$1,426	$1,620
Mercury Air Centers	3,204	2,973
Mercury Air Cargo	773	404
Maytag Aircraft	1,312	953

Total Gross Margin	$6,715	$5,950

Depreciation and Amortization
MercFuels	$115	$54
Mercury Air Centers	1,380	1,253
Mercury Air Cargo	458	546
Maytag Aircraft	81	91
Other	137	108

Total Dep & Amort	$2,171	$2,052

Sales Volume (thousands of gals)
MercFuels	64,270	80,030
Mercury Air Centers	7,762	8,756